EXHIBIT 10.2
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) is made and entered into as of the 7th day of April, 2008, by and between Continental Casualty Company, an Illinois insurance company (the “Company”) and Michael Fusco (“Executive”), as an amendment to that certain employment agreement between Executive and the Company dated as of April 1, 2004, as amended by that certain amendment to employment agreement (the “First Amendment”) between the parties hereto dated February 7, 2007 (said employment agreement as amended by the First Amendment the “Employment Agreement”):
WITNESSETH:
WHEREAS, the parties wish to further amend the Employment Agreement in certain respects to reflect certain changes in the terms and conditions of Executive’s employment as further provided hereinbelow;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is covenanted and agreed by the Executive and the Company as follows:
1.	Section 1 of the Employment Agreement is hereby amended to read as follows:

“Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of an Executive Vice President of the CNA insurance companies for the period commencing on the Effective Date and ending at close of business on June 30, 2008 (the “Term”). The covenants set forth in Sections 7, 8, 10, 11, 12, 13, and 14 shall survive the employment term of this Agreement.”

2.	Section 2 of the Employment Agreement is hereby amended to read as follows:

“Duties of Executive. (a) Through April 30, 2008, Executive shall continue to perform the duties and responsibilities of an Executive Vice President and Chief Actuary Officer of the CNA insurance companies as defined and directed by the Company’s Chief Executive Officer (hereinafter “CEO”). From May 1, 2008 through June 30, 2008 Executive shall perform the duties and responsibilities of an Executive Vice President of the CNA insurance companies as defined and directed by the Company’s CEO. Executive shall report to the CEO. Executive may be elected to and shall serve as a member of the Board of Directors of one or more of the CNA insurance companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation and Executive further agrees to resign any such position on such Boards upon the termination of his employment with the Company for any reason; provided that nothing in this Agreement shall require that the shareholders of any company elect Executive to its board of directors. After April 30, 2008, Executive shall no longer be a named executive officer of the Company.

(b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Executive Vice President and, as provided for in Subsection (a) of this Section 2, Chief Actuary Officer, as well as such other specific duties and responsibilities as the CEO shall assign or designate to Executive from time to time not inconsistent with Executive’s status. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the CEO, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the business of the Company or the CNA insurance companies, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the CEO, such activities do not materially interfere with his performance of his duties and responsibilities hereunder. In addition, the foregoing shall not preclude Executive from spending a portion of his working time performing his duties from Executive’s office in New York during the term of this Agreement.”

3.	For purposes of the Employment Agreement, the expiration of Executive’s employment at close of business on June 30, 2008 as provided for in Section 1 of the Employment Agreement as amended hereby shall be treated as a termination by the Company without cause as provided for in Section 6.3 of the Employment Agreement as of close of business on said date of June 30, 2008 (the “Termination Date”). Accordingly, upon such Termination Date Executive shall be entitled to all severance and other benefits as provided for in subset (a) of said Section 6.3. The Company shall not terminate Executive’s employment pursuant to Section 6.3 of the Employment Agreement prior to close of business on June 30, 2008. The Company shall have no further obligations to Executive under this Agreement except as provided for in said Section 6.3(a) and in this Second Amendment.

4.	Any term or provision of the Employment Agreement to the contrary notwithstanding: (i) Executive shall not be subject to the terms and provisions of Section 9 of the Employment Agreement after June 30, 2008; (ii) Executive’s employment of Denise DeAngelis as his assistant after June 30, 2008 shall not constitute a breach of the terms and provisions of Section 10 of the Employment Agreement; (iii) Executive shall have no obligation to mitigate any loss or damages he might sustain as a result of the terms and provisions of this Second Amendment in order to receive all severance and other benefits provided for in subset (a) of Section 6.3 of the Employment Agreement, and there shall be no reduction or abridgement of such severance and other benefits as a result of Executive’s failure to so mitigate such loss or damages or of Executive’s receipt of payment from any person other than the Company or its affiliates for services rendered to such person by Executive after June 30, 2008; (iv) after June 30, 2008 Executive shall be entitled to receive outplacement services at the Company’s expense, commensurate with such services as are generally provided to senior executives pursuant to current Company policy; (v) the Company shall pay reasonable attorneys’ fees incurred by Executive in negotiating the terms of this Second Amendment; (vi) the Company shall provide preparation service for the Executive’s federal and state personal income tax returns for the calendar year 2008; and (vii) any unvested options granted to Executive under the Employment Agreement that are scheduled to vest on or prior to June 30, 2009, shall vest as scheduled, and any outstanding options for the Company’s common stock or for stock appreciation rights paid in the Company’s common stock (“SARs”) granted pursuant to the Employment Agreement which are vested as of June 30, 2008 and any outstanding options which vest after June 30, 2008, but on or prior to June 30, 2009, may be exercised by Executive on or before June 30, 2009.

5.	Except as otherwise expressly provided in this Second Amendment, all terms and provisions of the Employment Agreement remain in full force and effect.
IN WITNESS WHEREOF, the parties have entered into this Second Amendment effective as of the date set forth hereinabove.

CONTINENTAL CASUALTY COMPANY		MICHAEL FUSCO

By:	/s/ Thomas Pontarelli

Title:	Executive Vice President	/s/ Michael Fusco